Exhibit 99.1
MAKO Surgical Corp. Reports Operating Results for the Second Quarter 2008
FORT LAUDERDALE, FL — (PRIMENEWSWIRE) — July 29, 2008—MAKO Surgical Corp. (Nasdaq:MAKO), a medical device company focused on marketing its Tactile Guidance System™ (TGS™), an advanced robotic-arm solution, and its implants for a minimally invasive orthopedic knee procedure, known as MAKOplasty®, today announced its financial results for the quarter ended June 30, 2008.
2008 Second Quarter Business Highlights
MAKOplasty Procedure Volume — During the second quarter, 140 MAKOplasty procedures were performed, representing a 37% increase over the first quarter of 2008. Average monthly utilization increased to 5.4 MAKOplasty procedures per commercial site. As of June 30, 2008, 423 MAKOplasty procedures were performed since the first procedure in June 2006.
TGS Sales — Three TGS units were installed and customer accepted at commercial sites during the second quarter. The sites consisted of hospitals with leading orthopedic programs and surgeons who are luminaries in orthopedic reconstruction. These new sites brought the total number of MAKO’s commercial TGS sites to ten as of June 30, 2008.
Commercialization Growth — During the quarter, MAKO exhibited at five orthopedic meetings, including the Dorr Institute Masters Series in Arthritis Surgery in Pasadena, California, in April 2008, at which a prominent surgeon from one of MAKO’s commercial sites performed a live MAKOplasty procedure.
Product Milestones — During the quarter, MAKO filed a 510(k) submission with the FDA for version 2.0 of its TGS and received 510(k) clearances for each of its unicompartmental and patellofemoral implants. These clearances are milestones toward achieving MAKO’s anticipated commercial launches of version 2.0 of the TGS and the MAKO bicompartmental knee system in the first half of 2009.
“We are pleased with our operating results for the second quarter,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “The 140 MAKOplasty procedures performed by our customers and the addition of three new commercial sites represent a continuation of the strong adoption trends apparent in the first quarter. In addition, we are encouraged that our MAKOplasty technology is being adopted by orthopedic luminaries at well-known orthopedic centers.”
2008 Second Quarter Financial Review
Revenue was $0.7 million in the second quarter of 2008 compared to $0.1 million in the second quarter of 2007, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $6.5 million at June 30, 2008, of which $2.0 million was generated during the second quarter, as a result of the sale and customer acceptance of three TGS units during the quarter.

Operating expenses were $8.0 million in the second quarter of 2008 compared to $4.3 million in the second quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued build-out of the direct sales force and commercialization of the TGS and MAKOplasty implant products, as well as ongoing research and development relating to future products. Additionally, general and administrative costs increased as we continued to build infrastructure to support growth and incurred costs associated with operating as a public company.
Net loss attributable to common stockholders for the three months ended June 30, 2008 was $7.6 million, including non-cash stock-based compensation expense of $0.6 million, or $(0.42) per basic and diluted share, based on average basic and diluted shares outstanding of 18.1 million. This net loss compares to a net loss attributable to common stockholders for the same period in 2007of $5.0 million, including non-cash stock-based compensation expense of $0.1 million, or $(3.19) per basic and diluted share, based on average basic and diluted shares outstanding of 1.6 million.
Cash, cash equivalents and short-term investments were $39.1 million as of June 30, 2008 compared to $12.7 million as of December 31, 2007.
2008 Six-Month Financial Review
For the six months ended June 30, 2008, revenue was $1.2 million, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $6.5 million at June 30, 2008 as a result of the sale and customer acceptance of five TGS units during the six-month period. The net loss attributable to common stockholders for the six month period was $16.6 million, resulting in a net loss per common share of $(1.20) in the period, compared to a net loss attributable to common stockholders of $9.2 million or $(5.92) per common share in the same period in 2007. Additionally, net loss attributable to common stockholders for each of the two six-month periods included non-cash charges for accretion and dividends on preferred stock that ceased upon the automatic conversion of the preferred stock into common stock upon the closing of our IPO during the first quarter of 2008.
Conference Call
MAKO will host a conference call today at 4:30 pm EDT to discuss its second quarter results. To listen to the conference call, please dial 877-604-9667 for domestic callers and 719-325-4876 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.
About MAKO Surgical Corp.
MAKO Surgical Corp. is a medical device company that markets its advanced robotic-arm solution and implants for minimally invasive orthopedic knee procedures. The MAKO Tactile Guidance System™ (TGS™) is a surgeon-interactive tactile platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of resurfacing implants through a minimal incision. This FDA-cleared TGS allows surgeons to provide a tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient-specific population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 200 licensed or owned patents and patent applications relating to the areas of computer assisted surgery, haptics, robotics and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Examples of such statements include, but are not limited to, statements about the timing and number of planned new product introductions, market acceptance of the MAKOplasty solution, the future availability of implants and components of our Tactile Guidance System, or TGS, from third-party suppliers, including single-source suppliers, the anticipated adequacy of our capital resources to meet the needs of our business, our ability to sustain, and our goals for, sales and earnings growth and our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Many of these factors are beyond our ability to control or predict. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include changes in competitive conditions and prices in our markets, decreases in sales of our principal product lines, increases in expenditures related to increased governmental regulation of our business, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market our products. These and other risks are described in greater detail under Item 1A “Risk Factors,” contained in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances in the future, even if new information becomes available.
“MAKOplasty®,” “Tactile Guidance System” and “TGS,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statement of Operations (unaudited)
(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$704	$106	$1,201	$206
Cost of revenue	480	47	851	83

Gross profit	224	59	350	123

Operating costs and expenses:
Selling, general and administrative	5,119	2,369	9,767	4,302
Research and development	2,485	1,644	6,094	3,161
Depreciation and amortization	425	301	847	571

Total operating costs and expenses	8,029	4,314	16,708	8,034

Loss from operations	(7,805)	(4,255)	(16,358)	(7,911)
Interest and other income	241	316	401	552
Interest and other expenses	(1)	(76)	(109)	(152)

Net loss	$(7,565)	$(4,015)	$(16,066)	$(7,511)

Net loss attributable to common stockholders	$(7,565)	$(4,969)	$(16,631)	$(9,219)

Net loss per basic and diluted share attributable to common stockholders	$(0.42)	$(3.19)	$(1.20)	$(5.92)

Basic and diluted weighted average common shares outstanding	18,106	1,556	13,809	1,556

Selected Balance Sheet Data (unaudited)
(in thousands)	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$38,075	$9,615
Short-term investments	1,034	3,084
Deferred cost of revenue	2,155	926
Total assets	57,607	29,190

Deferred revenue	6,541	3,361
Long-term debt	¯	¯
Redeemable convertible preferred stock	¯	59,487
Additional paid-in capital	105,537	¯
Accumulated deficit	(59,155)	(42,843)
Total stockholders’ equity (deficit)	46,407	(42,837)
CONTACT:
Investors:
MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com
or
Westwicke Partners
Mark Klausner, 410-321-9650
mark.klausner@westwickepartners.com
Source: MAKO Surgical Corp.

6